H.         CODE OF ETHICS – PERSONAL TRADING PROCEDURES

1.         The Adviser and its personnel may effect transactions for their own accounts in the same securities purchased and sold for the accounts of the Adviser’s clients. To ensure that trading by the Adviser’s personnel is conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, the Adviser has adopted a code   of   ethics   (the   “Code”)   and   policies   governing  personal   securities transactions attached as Appendix H. (Rule 204A-1).

CODE OF ETHICS

   Reviewed March 2013

I.          INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all applicable Federal securities laws.   In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.         DEFINITIONS

1.   Automatic  Investment  Plan  means  a  program  in  which  regular  periodic  purchases  (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

2.   Beneficial ownership includes ownership by any person who, directly or indirectly,  through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

3.   Covered  Person  means  any  director/manager, officer,  or  employee  of  the  Adviser.    A Covered Person also includes any solicitor/consultant, representative or agent retained  by the Adviser who (i) makes or participates in the making of investments and/or  potential investments  for   the   clients;  (ii) obtains   information  on   investments  and/or   potential investments for clients; or (iii) has knowledge of the investments or potential investments of the clients.

4.   Personal  Account  means  any  account  in  which  a  Covered  Person  has  any  beneficial ownership.

5.   Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

(i)         Direct obligations of the Government of the United States;

(ii)        Bankers'  acceptances,  bank  certificates  of  deposit,  commercial  paper  and  high quality short-term debt instruments, including repurchase agreements;

(iii)        Shares issued by money market funds;

(iv)       Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “reportable fund”); and

(v)        Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

6.   Restricted Security means any security that (1) a client owns or is in the process of buying or selling; (2) the Adviser is researching, analyzing or considering buying or selling for a client.

7.   Restricted Security List means (1) all securities held in client accounts; (2) all securities under direct consideration for purchase by the Adviser (specifically, securities under consideration in the Adviser’s investment research process, which is typically completed in  the first two business days of every month); (3) all private placement securities

8.   Short Sale means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right  to  obtain securities identical to those sold short, at no added cost.

III.        APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons: This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

A  Covered Person's spouse (other than a  legally separated or  divorced spouse of  the

Covered Person) and minor children;

Any immediate family members who live in the Covered Person’s household;

Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.        RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.   General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a  restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.   Personal securities transactions for Covered Persons may be effected only in accordance  with the provisions of this Section.

2.   Preclearance of Transactions in Personal Account.   A Covered Person must obtain  the prior written approval of the Compliance Officer before engaging in any Reportable Security transaction in  his  or  her  Personal Account.    The  Compliance Officer may  approve the transaction if the Compliance Officer concludes that the transaction would  comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients.  A request for preclearance must be made by E-mailing a Preclearance Request to the Compliance Officer in advance of the contemplated transaction. The E-mail request must be sent from the Covered Person’s E-mail account.  The subject field of the e-mail should read: “Preclearance Request: XYZ” (“XYZ” represents the ticker).  The text of the E-mail should read: “I would like to buy/sell X number of shares of XYZ, Acme Corp, at a price of about $ZZ.  This security is not on the Restricted Security List and I certify that I have made fewer than 20 personal trades in the last 30 days”.  Generally, any security appearing on the Restricted Security List will not be approved for personal trading.

Any approval given under this paragraph will remain in effect for 24 hours.

3.   Prohibitions on Trading in Securities on the Restricted Securities List.   A Covered  Person shall not execute any personal securities transaction of any kind in any securities  on  the Restricted Securities List. The Compliance Officer may add or exempt securities from  the Restricted Securities List.   The Compliance Officer will notify all covered persons of  any additions or exemptions to the Restricted Security List.  Each portfolio manager and analyst shall immediately notify the Compliance Officer of the commencement of any  research or consideration of  a  security.    Securities under  consideration for  clients,  as  well  as  any securities owned by clients are by definition on the Restricted Securities List and therefore prohibited.

4.   Short Sales.   A Covered Person shall not engage in any short sale of a security on  the Restricted Security List.   However, short sales of securities that are not on the  Restricted Securities List “against the box” are permitted.

5.   Private  Placements,  Initial  Public  Offerings  and  Investment  Opportunities  of   Limited Availability.  A Covered Person shall not acquire any beneficial ownership in ANY securities in any private placement of securities, initial public offerings or an investment opportunity of limited availability unless the Compliance Officer has given express prior  written  approval. The Compliance Officer, in determining whether approval should be given,  will take into account, among other factors, whether the investment opportunity should be  reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

6.   Service on Boards of Directors.  A Covered Person shall not serve as a director (or similar position) on the board of any company unless the Covered Person has received  written approval from the Compliance Officer and the Adviser has adopted policies to address such service.

7.   Excessive Trading.   The Adviser believes that excessive personal trading by its  Covered Persons can raise compliance and conflicts issues.  Accordingly, no Covered  Person  may engage in more than 20 personal securities transactions during any 30 day period.

8.   Gifts.  Covered Persons are prohibited from accepting any gift which is material in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser.  Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if they are not so frequent or of such high value as to raise a question of impropriety.

9.   Management of Non-Adviser Accounts.   Covered Persons are prohibited from  managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties  unless  the  Compliance  Officer  preclears  the  arrangement  and  finds   that   the arrangement would not harm any client.  The Compliance Officer may require the Covered Person  to  report  transactions  for  such  account  and  may  impose  such   conditions  or restrictions as are warranted under the circumstances.

V.         EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section.  Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(2):

1.   Purchases or  sales that are non-volitional on the part of  the Covered Person such  as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.   Purchases or sales pursuant to an Automatic investment plan;

3.   Transactions in securities that are not reportable securities; and

4.   Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account  or trust managed by a third party).

5.   Other transactions that are defined and documented by the Compliance Officer from time to time.

VI.        REPORTING

1.  Duplicate Copies of Broker's Confirmations and Account Statements to Adviser.  All Covered Persons must direct their brokers or custodians or any persons managing the  Covered Person's account in which any reportable securities are held to supply the Compliance Officer with:

-     duplicate copies of securities trade confirmations (Broker Confirmations) within 10   days after the Covered Person's transaction and

-     the Covered Person's monthly/quarterly/annual brokerage statements.

2.  New Accounts.   Each Covered Person must notify the Compliance Officer promptly if   the Covered Person opens any new account in which any securities are held with a broker  or custodian or moves such an existing account to a different broker or custodian.

3.   Disclosure of Securities Holdings and Business Activities.  All Covered Persons shall, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the

-     securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or  CUSIP number, type of  security, number of  shares  and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.   business  activities  in  which  the  Covered  Person  has  a  significant  role, including any service on the board of directors of a company; and

b.   the names of any brokerage firms or banks where the Covered  Person  in which any securities are held.

c.   The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.   Covered Persons  shall  annually  submit  to  the  Compliance  Officer  an  updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted.

4.   Exceptions to Reporting Requirements.  A Covered Person need not submit any report with    respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.   Covered  Persons  must  report  immediately any  suspected  violations  to  the  Compliance Officer.

VII.       RECORDKEEPING

The Compliance Officer shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.   Documentation regarding violations of the Code will generally include the following elements: a description of what happened, what was done to correct, and what is being done to prevent.

All  Broker’s  Confirmations  and  periodic  statements  of  Covered  Persons  may  be  kept electronically in a computer database.

VIII.      OVERSIGHT OF CODE OF ETHICS

1.   Acknowledgment.  The Compliance Officer shall annually distribute a copy of the Code  of Ethics to all Covered Persons.   The Compliance Officer will also distribute promptly  all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of  acknowledgment attached as Attachment C or such other form as may be approved by the Compliance Officer.

2.   Review of Transactions.  Each Covered Person's transactions in his/her Personal  Account will be reviewed on a regular basis to ensure compliance with this Code of  Ethics.   Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.   The President or  Chief Operation Officer of the Adviser will review the Compliance Officer’s transactions  and preclearance requests.

3.   Sanctions.   Adviser’s management, with advice of legal counsel, at their discretion,  shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.   Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the  provisions  of  this  Code  of  Ethics  if  the  Compliance  Officer  determines  that  such exemption would not be against any interests of a client.   The Compliance Officer  shall prepare  and  file  a  written  memorandum  of  any  exemption  granted,  describing   the circumstances and reasons for the exemption.

5. ADV Disclosure.   The Compliance Officer shall ensure that the Adviser’s Form ADV 2 describes the Code of Ethics and offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.        CONFIDENTIALITY

All reports  of personal  securities  transactions  and  any  other  information  filed  pursuant  to this Code    of    Ethics    shall    be   treated    as   confidential    to   the    extent    permitted    by   law.

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